Exhibit 99.1

MIDDLESEX WATER ANNOUNCES SECOND QUARTER 2023 FINANCIAL RESULTS

➢  Quarterly Operating Revenue up 7.9%

➢  Net Income up 11.6%

➢  Diluted Earnings Per Share up 10.0%

Iselin, NJ, (July 28, 2023) - Middlesex Water Company (“Middlesex” or the “Company”) (NASDAQ:MSEX) a provider of water and wastewater services, today announced second quarter financial results.

Second Quarter Results

Revenues for the quarter ended June 30, 2023 rose $3.1 million to $42.8 million compared to the same period in 2022. Middlesex System revenues increased $2.8 million due mostly to the implementation of the final phase of the 2021 New Jersey Board of Public Utilities (NJBPU)-approved base rate increase and higher contract customer demand. Pinelands system revenues increased $0.1 million due to implementation of a NJBPU-approved rate increase effective April 15, 2023. Non-regulated revenues increased $0.2 million primarily due to higher supplemental contract services.

Operations and maintenance expenses for the quarter increased $1.6 million over the same period in 2022. The increase was largely related to variable production costs from increased customer demand and normal variability in raw water quality as well as increased labor costs.

Income taxes for the quarter decreased by $1.1 million when compared to the same period in 2022, primarily due to greater income tax benefits associated with increased repair expenditures on tangible property in the Middlesex system and lower pretax income.

Net income for the quarter increased $1.0 million when compared to the same period in 2022. Diluted earnings per share were $0.55 and $0.50 for the three months ended June 30, 2023, and 2022, respectively.

Middlesex Chairman, President and Chief Executive Officer Dennis W. Doll said, “The calendar year 2023 continues to be a period of significant transition as we execute our succession plans, continue investing to adapt to new regulatory requirements, manage rate filing proceedings currently in progress and responsibly manage our resources to meet customer needs during the peak summer season. We are pleased to announce our new facility to treat ground water for PFAS compounds has been constructed, is in service and is treating water that meets all state and federal standards.”

Year to Date Results

Revenues for the six months ended June 30, 2023, were $81.0 million, an increase of $5.1 million over the same period in 2022. Middlesex System revenues increased $5.0 million due mostly to the implementation of the final phase of the 2021 NJBPU-approved base rate increase and higher contract customer demand. In our Delaware system, revenues decreased $0.5 million due to lower new connection fees and a 2022 Delaware Public Service Commission-ordered rate reduction partially offset by increased water demand. Pinelands system revenues increased $0.1 million due to implementation of a NJBPU-approved rate increase effective April 15, 2023. Non-regulated revenues increased $0.5 million primarily due to higher supplemental contract services.

Year to date operations and maintenance expenses increased $2.8 million over the same period in 2022, primarily due to increased variable production costs due to higher demand for water as well as increased labor costs.

Year to date income taxes decreased by $0.7 million when compared to the same period in 2022, primarily due to greater income tax benefits associated with increased repair expenditures on tangible property in the Middlesex system and lower pretax income.

Year to date net income decreased $5.2 million when compared to the same period in 2022. Diluted earnings per share were $0.88 and $1.18 for the six months ended June 30, 2023, and 2022, respectively. 2022 results included a $5.2 million pre-tax gain on the sale of Middlesex’s regulated Delaware wastewater subsidiary in January 2022.

Board Declares Dividend, Discount Remains in Effect

We previously announced that our Board of Directors declared a quarterly cash dividend of $0.3125 per common share payable on September 1, 2023, to shareholders of record as of August 11, 2023. Middlesex has paid cash dividends in varying amounts continually since 1912 and has increased its annual dividend rate for fifty consecutive years.

The Company’s 3% discount on purchases by optional cash payment or dividend reinvestment made in the Company’s Investment Plan is in effect until 200,000 shares are purchased at the discounted price or December 1, 2023, whichever occurs first. Information about Middlesex Water’s Investment Plan (Direct Share Purchase and Sale and Dividend Reinvestment Plan) is available at https://shareholder.broadridge.com/middlesexwater/

ABOUT MIDDLESEX WATER COMPANY

Established in 1897, Middlesex Water Company (NASDAQ: MSEX) serves as a trusted provider of life-sustaining high quality water service for residential, commercial, industrial and fire protection purposes. The Company and its subsidiaries form the Middlesex family of companies, which collectively serve a population of nearly half a million people in New Jersey and Delaware. We offer a full range of water, wastewater utility and related services including municipal and industrial contract operations and water and wastewater system technical operations and maintenance. We are focused on meeting and balancing the needs of our employees, customers and shareholders. We invest in our people, our infrastructure, and the communities we serve to support reliable and resilient utility services, economic growth, and quality of life. To learn more about Middlesex Water, visit https://www.middlesexwater.com

This press release contains “forward-looking statements” within the meaning of U.S. federal securities laws reflecting the current beliefs or expectations of Middlesex Water Company “MSEX” or the “Company” regarding its future performance, its financial condition, its strategic plans and cash flows, its results of operations as well as any other statements that do not directly relate to any historical or current facts. These statements reflect the Company’s current views and information currently available. This information is based on estimates, assumptions, and analysis that the Company believes, as of the date hereof, provide a reasonable basis for the information contained herein. Forward-looking statements can generally be identified by the use of forward-looking words such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “seeks,” “approximately,” “predicts,” “intends,” “plans,” “estimates,” “anticipates,” “foresees.” Actual results, performance or achievements may differ materially from forward-looking statements, and the assumptions on which forward-looking statements are based. There can be no assurance that the information contained herein is reflective of future performance, and investors are cautioned not to place undue reliance on forward-looking statements as a predictor of future performance. Unless otherwise specified, all information contained in this press release speaks only as of the date hereof. The Company undertakes no duty to update or revise the information contained herein, whether as a result of new information, future events or otherwise.

Media Contact:

Bernadette Sohler, Vice President – Corporate Affairs

Middlesex Water Company

(732) 638-7549

www.middlesexwater.com

MIDDLESEX WATER COMPANY

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

 (Unaudited)

 (In thousands except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022

Operating Revenues	$42,801	$39,683	$80,957	$75,879

Operating Expenses:
Operations and Maintenance	21,204	19,557	41,462	38,695
Depreciation	6,184	5,670	12,170	11,292
Other Taxes	4,744	4,368	9,168	8,512

Total Operating Expenses	32,132	29,595	62,800	58,499

Gain on Sale of Subsidiary	—	—	—	5,232

Operating Income	10,669	10,088	18,157	22,612

Other Income (Expense):
Allowance for Funds Used During Construction	852	548	1,665	926
Other Income (Expense), net	1,290	1,396	2,188	2,773

Total Other Income, net	2,142	1,944	3,853	3,699

Interest Charges	3,251	2,369	5,846	4,219

Income before Income Taxes	9,560	9,663	16,164	22,092

Income Taxes	(341)	795	397	1,124

Net Income	9,901	8,868	15,767	20,968

Preferred Stock Dividend Requirements	30	30	60	60

Earnings Applicable to Common Stock	$9,871	$8,838	$15,707	$20,908

Earnings per share of Common Stock:
Basic	$0.56	$0.50	$0.89	$1.19
Diluted	$0.55	$0.50	$0.88	$1.18

Average Number of
Common Shares Outstanding :
Basic	17,713	17,583	17,683	17,560
Diluted	17,828	17,698	17,798	17,675